Telestone Technologies, Corp. (NASDAQGlobal: TSTC)
Q32009 Earnings Call Script
November 13th  2009
10:00 AM ET

Conference Call Information:

Moderator/Speaker Dial-in Numbers:
TOLL-FREE   1-877-941-8414
TOLL/INTERNATIONAL   1-480-629-9806

Conference ID:  4182022
Call Length:  1 hour
Lines:  50
Conference Date:  11/13/2009
Conference Start Time: 10:00 am Eastern
Pre-record Message: No
Moderator: JOHN MATTIO
Topic:  Telestone Technologies, Inc. Conference Call
Call Type:  800 Q&A, 480 Q&A

Participant Dial-In Numbers:
TOLL-FREE    1-877-941-8602
TOLL/INTERNATIONAL   1-480-629-9811

Moderator/Speaker Dial-in Numbers:
TOLL-FREE   1-877-941-8414
TOLL/INTERNATIONAL   1-480-629-9806

Operator

Good day ladies and gentlemen and welcome to Telestone Technologies Corp. third quarter earnings conference call. My name is (Operator Name) and I will be your operator for today. At this time, all participants are in a listen only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator Instructions).

I would now like to turn the presentation over to your host for today's call, Mr. John Mattio from HC International, Investor Relations council for Telestone Technologies Corp.  Please proceed, John.

John Mattio

Good morning ladies and gentlemen.  I would like to welcome you to Telestone Technologies Corp. third quarter 2009 earnings call.

Joining us today from Telestone’s Beijing offices is the Company’s Chairman and Chief Operating Officer,  Mr. Han Daqing and Board Secretary, Mr. Ren Hu.   Mr. Han will start with an opening remark. Mr. Hu will then continue with Company’s review and comments on its third quarter earnings and year-to-date performance .  After the company presentation, the management team of Telestone will field questions.

I would like to remind our listeners that on this call management's prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Statements made on this conference call, which are not historical fact, constitute ``Forward-Looking Statements.'' Actual results may differ materially due to numerous important factors that are described in Telestone Technologies most recent report to the SEC on Form 10-Q, which may be revised or supplemented in subsequent reports to the SEC. Telestone Technologies does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this conference call.

As a reminder, for those of you unable to listen to the entire call at this time, an audio replay of this call will be available for seven days from Viavid and a call transcript will be available as well.

Information about the audio replay is available in the press release issued on November 10th, and can also be obtained from HC International upon request.

Now I would like to introduce Mr. Han the Chairman and CEO of the company to give an overview of the quarter. Please Chairman Han.

Daqing Han

Thanks John.

And thanks to everyone who has come to our third quarter earnings conference call. With efforts from the entire Telestone team and under the favorable operating environment, the company continues to outperform our technology, market and financial goals. We had a record quarter in terms of revenue and net income. Our margins --are stable at our historical levels and our account receivable positions are improving. Most importantly our success with the investments in new technology is continuing. While we are applying and receiving patents on weekly basis, our WFDS technologies continue to gain market share. We are confident that Telestone will continue its success story and deliver superior returns to our investors. Thanks again for your support.

John Mattio

Thank you Chairman Han! At this time, I would like to let Mr. Ren Hu, Board Secretary of Telestone Technologies to take over.   Ren, the floor is yours.

Ren Hu

Thank you John.  I would like to welcome our shareholders, prospective shareholders and analysts who are joining us on the call today.     We are pleased to conduct this call with you after release of our Q3 2009 financials presented to the public after market close, yesterday, November 12, 2009.

Since we understand there is a number of concurrent earnings calls this week, we will get right into our third quarter and nine-month performance.    First, let  us provide you with a quick summary of our performance as of September 30th, 2009.

-	Our third quarter 2009 revenues increased 124.7% to $18.9 million year-over-year; gross margins were 47.2%.
-	Third quarter net income increased 281.8 % to $4.2 million year-over-year with net margins of 22.3%; EPS was $0.41 vs. $0.11 year-over-year.
-
For the nine months ended September 30, 2009, our revenues increased 86.1% to $38.9 million year-over-year; net income increased 96.8% to $7.4 million year-over-year and our EPS was $0.71 versus $0.36 year-over-year.

-	Our Wireless Fiber Optic Distribution System, what we will refer to as “WFDS” represents about 20% of third quarter revenues.
-	We are reaffirming guidance of $70.0 million in revenues for 2009 based on strong order bookings for the balance of the year.

Now, let me provide you some more color on our third quarter revenues which increased 124.7% to $18.9 million compared to same period of 2008.   Telestone revenues are a combination of equipment and service sales. Our equipment sales, which totaled $11.1 million, are attributed to the Company’s shipments of its proprietary 2G and 3G local wireless access network equipment, manufactured in our own factory for specific customer site installations  Our service revenue totaled $7.8 million and is a combination of billable system integration and installation charges by Telestone’s project design and implementation engineers.  Our total revenue growth for the quarter was directly attributed to the Company’s sales of 2G and 3G network installations throughout China.   We are also pleased to report, that a growing contributor to the Company’s revenues is its  WFDS™ product line  which accounted for about 20% of Telestone’s revenues for the quarter.  As a note, we were not marketing or selling WFDS™ in 2008.  WFDS was a product line we launched in 2009.

WFDS™ systems provide “multi-play” capabilities for media, voice, fax, closed circuit TV, data and all three protocols of Chinese cellular signals over a fiber optic cable routed directly into an installation site.    We are the only provider of the technologies that can accomplish these tasks with one system.  WFDS™ is a certified-technology by the three Chinese telecommunications companies; China Mobile, China Unicom and China Telecom, and was recently approved by the FCC of the United States in September of this year. The certification by FCC can allow installation of WFDS™ based systems in the U.S. and other countries in the Americas.

We anticipate WFDS™ installations will continue to accelerate as carriers prefer its functionality advantage over traditional network equipment.   We further anticipate this trend will continue throughout the balance of the year and into 2010 as we gain further market share.

Our costs of goods sold were $10.0 million in the third quarter of 2009 which yielded gross profits of $8.9 million. Our costs of goods are comprised of components used in the manufacturing of our 2G and 3G product line and installation costs of project management and labor costs at commercial and residential customer locations.  Specifically, cost of equipment sales totaled $7.1 million, yielding gross margins of 36.0% while cost of services totaled $2.9 million, yielding gross margins of 62.8%. Our blended gross margins were 47.2% compared to 46.9% for the third quarter of 2008.

Total operating expenses for the quarter were $3.3 million, or 18.0% of revenues.   Third quarter operating expenses as a percentage of revenues decreased 9.20 percentage points compared to the same quarter in 2008.    The decrease in the percentage of operating expenses is due to our  relatively fixed expenses.   As a result, operating income increased 223.6% to $5.5 million in the quarter compared to $1.7 million recorded in the third quarter of 2008.    As reported in our 10-Q, we maintain a 25% effective income tax rate for 2009. However taxes paid during the quarter are not necessarily on the same quarter’s net income.  We were certified as a  New and High Technology Enterprise in China this year.  We are  also in the process of applying for the associated reduction in income tax rate, from 25 % to 15% and will update investors on the results of our application once confirmed.

Our net income for the third quarter ended September 30, 2009 increased 281.8% to $4.2 million compared to $1.1 million in the third quarter of 2008.  Net income margin for the quarter was 22.5% compared to 13.3% recorded in the third quarter of 2008.  Earnings per share were $0.41 on 10.4 million fully diluted shares issued and outstanding, an increase of 272% compared to $0.11 reported in the third quarter of 2008.

For the nine months ended September 30, our revenues increased 86.1% to $38.9 million compared to $20.9 million reported for the same period of 2008.   The  China-based telecommunications companies’ goals to upgrade more than 200 cities in China to a 3G network platform by the close of 2009 was one of the principal drivers of this growth.    As announced in January of 2009, Beijing has allocated $41 billion as part of a telecommunications stimulus package to upgrade China’s more than 700 million cellular subscribers to a 3G network platform by 2011. Though we maintain agent relationships in 28 countries worldwide and we plan to continue increasing this component of revenue streams, over 98% of the revenues in the first nine months of 2009 are China-based -  a revenue segment we do not anticipate diminishing in the near future.  In short, we are confident that continued strong demand in China will enable us to meet our $70 million in revenue guidance for the year.  With more than 900 million Chinese cell phone subscribers forecasted by 2013, the requirement to upgrade the networks to 3G creates a tremendous opportunity for the telecom providers; this is our first priority.  Securing U.S.-FCC approval for our WFDS™ technologies will enable us to begin marketing and commercialization roll-out efforts in the Americas.  While we recognize China will be the principal growth driver for our business in the immediate future, we are also excited about capitalizing on growth opportunities in international markets to drive incremental sales and further diversify our customer base.

Gross profits for the nine month period ended was $18.6 million, representing a 77.1% increase over $10.5 million for the same period of 2008.  Gross margin for the first nine months of 2009 was 47.8% compared to 50.4% for the same period of 2008.

Our net income for the nine months period was $7.4 million, a 100% increase over the same period of 2008.   Earnings per share for the period were $0.71 compared to $0.36 for the same period of 2008.

Now onto our balance sheet and cash flow discussion…..

As of September 30, 2009, we had cash and cash equivalents totaling $5.3 million compared to $7.9 million on December 31, 2008.   We maintained a current ratio of 2.0 based on $75.0 million in current assets and $38.1 million in current liabilities with a working capital position of $36.9 million.   On September 30, we had $59.2 million in account receivables compared to $70.8 million on June 30, 2009, a reduction of accounts receivable by 19.6%, while revenues grew significantly.    In consideration to the length of some accounts receivable, particularly those beyond one year, in our Q3 report we separated current accounts receivable  (less than 1 year) from long-term accounts receivable (greater than one year).  Due to the non-existent reserves we take for this long term receivable category, we anticipate full payment on our long term receivables.  Our long term receivables are categorized as our natural billing cycle of services which includes a 24-month warranty contract valued at 10% of our total project cost.   This 10% of contract value is held on our A/R for 24 months until paid in full as per GAAP reporting standards.

Based off of current A/R. the we were able to reduce its days sales outstanding by185 405 for the 12 month total period ended September 30, 2009  In consideration to the combination of accounts receivable and long-term accounts receivable, $78 million, our DSO was 529 days, a 12% reduction in 12 month DSO compared to our last reported quarter, June 30 2009.  We expect our DSO number to be near 360 days by the end of the year.   For the nine months period of 2009, the Company recorded zero (0) bad debts.

Stockholders’ equity was $59.9 million as of September 30, 2009, a 14% increase compared to $52.4 million as of December 31, 2008.

We would like to thank you for attending our Q3 earnings call.  Our Chairman, Mr. Han, and I will now be available to answer any question you have.

Operator

If any participant would like to ask a question, please press the star followed by the one on your telephone.  If you wish to cancel this request, please press the star followed by the two.  Your questions will be polled in the order they are received.  There will be a short pause while participants register for questions.  One moment please.

Operator

If now further questions, I would like to pass the floor back to Ren.

Ren Hu

Again we’d like to thank everyone, all of our investors, shareholders, who joined us this morning for the call.  John Mattio, Matt Hayden and I are always available if you have questions.  Since we spend a most of our time in the US and I am based there, we are frequently available for meetings, conferences and will continue visit our shareholders in their offices frequently throughout the year and in the future.

We look forward to updating you in the next quarter, and I hope everyone has a great day.

Operator

Ladies and gentlemen, this concludes the TSTC Third Quarter 2009 Earnings Conference Call.  Thank you for participating, you may now disconnect.